Exhibit 99.1

                                  Press Release


Pennexx Foods, Inc. Announces First Quarter Results and That Lender Claims Default under Credit Agreement
Thursday May 8, 7:50 pm ET


PHILADELPHIA--May 8, 2003--Pennexx Foods, Inc. (OTC BB:PNNX), a leading provider of case-ready meat to retail supermarkets in the Northeast, today reported financial results for the first quarter ended March 31, 2003. Pennexx also announced that its lender, Smithfield Foods, Inc., has sent Pennexx a notice of default under the Credit Agreement between the two parties.

Revenues for the three months ended March 31, 2003 were $12.8 million compared to $10.9 million in the comparable period of 2002, an increase of $1.9 million or 17.4%. The Company had a net loss of $3.1 million in the three months ended March 31, 2003 compared to net income of $0.007 million in the comparable period of 2002. Management attributes the magnitude of the loss primarily to extremely poor yields on meat products due to the start-up of the new plant, and to a material increase in Indirect and General and Administrative expenses, offset in part by labor efficiencies due to the usage of the automated equipment. As a result of the first quarter loss and continuing losses subsequent to the end of the quarter, the Company has virtually depleted its cash resources.

By letter received by Pennexx on May 8, 2003, Smithfield advised the Company that Smithfield believed Pennexx to be in default of several provisions of the Credit Agreement and that Smithfield intended to exercise its remedies thereunder.

The Company has opened a dialogue with potential investors and the Board of Directors of Pennexx is meeting to consider the Company's options.

About Pennexx

Established in 1999, Pennexx Foods, Inc. is a leading provider of case-ready meat to retail supermarkets in the northeastern U.S. The company currently provides case-ready meat within a 300-mile radius of its plants to customers in the Northeast in order to assure delivery of product with an extended shelf life. The company cuts, packages, processes and delivers case-ready beef, pork, lamb and veal in compliance with the United States Department of Agriculture ("USDA") regulations. Pennexx customers include many significant supermarket retailers.

Safe Harbor

Certain statements made herein that use the words "estimate," "project," "intend," "expect," "believe," "prospects" and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements, including, among others, risks or uncertainties associated with the market for the Company's products, and other laws, changes in competition and the loss of key personnel. For additional information regarding these and other risks and uncertainties associated with the Company's business, reference is made to the Company's reports filed from time-to-time with the Securities and Exchange Commission.



                               PENNEXX FOODS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                Three Months            Three Months
                                Ended                   Ended
                                March 31, 2003          March 31, 2002
                                 (unaudited)            (unaudited)

Net Sales                        $ 12,780,132           $ 10,924,971
Cost of Goods Sold                 12,208,366              9,564,531
                                 ------------           ------------
Gross Profit                     $    571,766           $  1,360,440

Operating Expenses                  3,449,318              1,302,737
                                 ------------           ------------

Operating (loss) income          $ (2,877,552)          $     57,703

Interest expense, net                 259,935                 50,253
                                 ------------           ------------
Net (loss) income                $ (3,137,487)          $      7,450
                                 ============           ============

Earnings per share               $      (0.11)          $         --



--------------------------------------------------------------------------------
Contact:
         Pennexx Foods, Inc., Philadelphia
         Michael Queen, 215/743-4331
         or
         Lippert/Heilshorn & Associates, Inc., New York
         Jody Burfening (investors), 212/838-3777 jks@lhai.com or
         Chenoa Taitt (media), 212/838-3777
         ctaitt@lhai.com